EXECUTION VERSION

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

BEACON ENERGY CORP.

AS PURCHASER

AND

SMITHFIELD BIOENERGY LLC,

AS SELLER

FEBRUARY 5, 2008

Table of Contents

Page

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this "**Agreement**"), dated as of February 5, 2008, is made by and between SMITHFIELD BIOENERGY LLC, a Delaware limited liability company (the "**Seller**"), and BEACON ENERGY CORP., a Delaware corporation (the "**Purchaser**").

RECITALS

WHEREAS, the Seller owns and operates a biodiesel facility located in Cleburne, Texas (the "**Facility**");

WHEREAS, the Seller is engaged in the business of producing biodiesel at the Facility (the "**Business**"); and

WHEREAS, the Seller desires to sell to the Purchaser and the Purchaser desires to purchase from the Seller the Facility, all assets located at the Facility (including all operating assets) and substantially all of the other assets used in the Business.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE I
GENERAL DEFINITIONS

Section 1.1 Definitions. The following terms, as used herein, have the following meanings:

"**Accounts Receivable**" has the meaning set forth in Section 2.2.2.

"**Affiliate**" means (i) any Person that directly, or indirectly through one or more intermediaries, Controls the Seller or the Purchaser (a "**Controlling Person**") or (ii) any Person (other than the Seller or the Purchaser) which is Controlled by or is under common Control with a Controlling Person.

"**Agreement**" has the meaning set forth in the Preamble.

"**Allocation Statement**" has the meaning set forth in Section 3.3.

"**Assets**" has the meaning set forth in Section 2.1.

"**Assignment and Assumption Agreement**" means an assignment and assumption agreement in form and substance reasonably satisfactory to the Purchaser and the Seller.

"**Assumed Contracts**" has the meaning set forth in Section 2.1.6.

"**Assumed Liabilities**" has the meaning set forth in Section 2.3.

"**Base Purchase Price**" has the meaning set forth in Section 3.1.1.

"**Basket**" has the meaning set forth in Section 9.4.2.

"**Bill of Sale**" means a bill of sale in form and substance reasonably satisfactory to the Purchaser and the Seller.

"**Bulk Sales Laws**" has the meaning set forth in Section 5.7.4.

"**Business Day**" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the Commonwealth of Virginia or the State of Texas.

"**Cap**" has the meaning set forth in Section 9.4.1.

"**Closing**" has the meaning set forth in Section 7.1.

"**Closing Date**" has the meaning set forth in Section 7.1.

"**Closing Date Inventory Value**" has the meaning set forth in Section 3.2.1.

"**Closing Date Inventory Value Adjustment**" has the meaning set forth in Section 3.2.2.

"**COBRA**" means Title X of the Consolidated Reconciliation Act of 1985, as amended.

"**Code**" means the Internal Revenue Code of 1986, as amended, including the regulations thereunder.

"**Control**" (including the terms "**Controlled by**" and "**under common Control with**") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of capital stock, including as trustee or executor, by contract or credit arrangement or otherwise.

"**Deposit**" has the meaning set forth in Section 3.1.2.

"**Employees**" has the meaning set forth in Section 5.6.

"**Encumbrance**" means (except for any lien for Taxes or materialman's, contractor's or other similar statutory liens, in each case with respect to amounts not yet due) any claim, liability, charge, lease, covenant, easement, encumbrance, security interest, lien, option, pledge, right of others, mortgage, hypothecation, conditional sale or restriction (whether on voting, sale, transfer, defenses, set-off or recoupment rights, disposition or otherwise) against or with respect to tangible or intangible property or rights, whether imposed by agreement, understanding, Law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities Law.

"**Environmental Laws**" means any federal, state, foreign, or local law, rule or regulation, now in effect and as amended, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of the environment, health, safety or

natural resources, including without limitation, those relating to releases or threatened releases or the presence, manufacture, handling, transport, use, storage or disposal of Hazardous Substances or materials containing Hazardous Substances.

"**Excluded Assets**" has the meaning set forth in Section 2.2.

"**Excluded Businesses**" means any business conducted by the Seller other than the Business.

"**Excluded Liabilities**" has the meaning set forth in Section 2.4.

"**Final Closing Date**" has the meaning set forth in Section 7.1.

"**Final Purchase Price**" has the meaning set forth in Section 3.1.1.

"**FIRPTA Certificate**" has the meaning set forth in Section 7.2.8.

"**Governmental Authority**" means any United States federal, state or local, or any foreign, government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body.

"**Governmental Order**" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

"**Hazardous Substances**" means (i) any animal fats, oils, greases or vegetable oils, petroleum or petroleum products, fractions or wastes, radioactive materials or wastes, asbestos and polychlorinated biphenyls; and (ii) any other chemical, material, substance or waste the generation, manufacture, processing, distribution, possession, use, treatment, storage, disposal or release of which is prohibited, limited or regulated under any applicable Environmental Law.

"**Know-How**" means (i) those processes, methods, techniques, discoveries, technical data, technical information, documentation, design information, materials, technical expertise, trade secrets, plans, specifications and general know-how relating to the Facility and the technology used therein; (ii) confidential business information of the Business (including customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (iii) owned computer software (including all available source code) of the Business, if any; (iv) advertising and promotional materials of the Business; and (v) other proprietary rights related solely to the Business that are identified on Schedule 2.1.4; provided that no such information that is (i) generally available to the public or (ii) known or has been developed by third parties (other than Seller or Affiliates of Seller) shall be considered "Know-How."

"**Law**" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law.

"**Losses**" has the meaning set forth in Section 9.1.

"**Notice of Claim**" has the meaning set forth in Section 9.3.2.

"Owned Real Property" means each parcel of real property owned by the Seller in connection with the Business, which parcels are identified on Schedule 4.1.12.

"Permitted Liens" means those liens identified on Schedule 1.1.

"Person" means an individual, corporation, partnership, association, limited liability company, trust, joint venture, unincorporated organization, other entity or group.

"Plans" has the meaning set forth in Section 5.9.

"Purchaser" has the meaning set forth in the Preamble.

"Purchaser Representatives" has the meaning set forth in Section 5.1.1.

"Seller" has the meaning set forth in the Preamble.

"Seller's Knowledge" means the actual knowledge of Mark Ferrar, James Boushka, Merlin Verret, Carey Dubois, Eric Jones or Mike Flemming.

"Tangible Property" means all buildings, facilities, machinery, equipment, fixtures, vehicles and other tangible property owned by Seller, including any and all owned laboratory equipment.

"Tax" or **"Taxes"** means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority.

"Tax Return" means any report, statement, form, return or other document or information required to be supplied to any taxing authority (including federal, state, local, foreign or other taxing authority) in connection with the Taxes, including any attachment, schedule and amendment thereof.

"Third Party Claims" has the meaning set forth in Section 9.3.3.

Section 1.2 Terms Generally. As used in this Agreement: (i) words in the singular shall be held to include the plural and vice versa, (ii) words of one gender shall be held to include the other genders as the context requires, (iii) the terms "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement, (iv) references to Article, Section, paragraph and Schedule are references to the Articles, Sections, paragraphs and Schedules to this Agreement, unless otherwise specified, and (v) the word "including" and words of similar import when used in this Agreement, shall mean "including, without limitation," unless otherwise specified.

ARTICLE II
PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

Section 2.1 Purchase and Sale of the Assets. On the Closing Date, the Seller shall transfer, sell, assign and deliver to the Purchaser, and the Purchaser shall purchase, accept and assume

from the Seller, on the terms and subject to the conditions set forth in this Agreement, all of the Seller's right, title and interest in, to and under those assets that comprise the Business, other than the Excluded Assets (as hereinafter defined) (all such assets and properties are referred to in this Agreement as the "**Assets**"), free and clear of all Encumbrances, other than (i) Permitted Liens and (ii) as to the Owned Real Property, the matters referred to in the conveyance special warranty deed attached to Schedule 4.1.12(b), including the following:

2.1.1 All feedstock, chemicals and finished product inventory attributable to the Business, as more fully described in Section 3.2.1;

2.1.2 The Facility and all Owned Real Property used by Seller in the conduct of the Business;

2.1.3 All Tangible Property of any kind located at the Facility or otherwise primarily used in the Business, including the Tangible Property listed on the attached Schedule 2.1.3;

2.1.4 All Know-How;

2.1.5 All right, title and interest of the Seller in, to and under all licenses (including software and other intellectual property licenses), permits, orders, certificates or approvals relating solely to the Business, to the extent assignable;

2.1.6 All right, title and interest of the Seller in, to and under (i) those contracts, purchase orders and sales orders and outstanding offers or solicitations made by or to the Seller set forth on Schedule 2.1.6 to the extent related to the Business, but only to the extent related to periods after the Closing Date and (ii) all warranties and guarantees given in connection with the construction of the Facility and any other improvements on the Owned Real Property including those set forth on Schedule 2.1.6 (collectively, the "**Assumed Contracts**"), each to the extent assignable;

2.1.7 All rights, claims, causes of action and choses in action to the extent relating to the Business, excluding any rights, claims, causes of action and choses in action relating to the Accounts Receivable (as hereinafter defined);

2.1.8 Pre-paid expenses of the Seller to the extent relating to the Business;

2.1.9 All books of account, general, financial, accounting and personnel records, files, invoices, customers and suppliers lists and other data owned or used by the Seller to the extent relating to the Business and, as to personnel records and files, to the extent transferable; and

2.1.10 All other assets and goodwill and going concern value of the Seller to the extent (i) located at the Facility or (ii) relating to the Business, other than the Excluded Assets.

Section 2.2 Excluded Assets. All assets of the Seller to the extent not relating to the Business shall be referred to herein as the "**Excluded Assets**". The Excluded Assets shall include the following:

2.2.1 All cash and cash equivalents;

2.2.2 All accounts receivable owed to the Seller for periods prior to the Closing Date and all notes, bonds, and other evidences of indebtedness of and rights to receive payments from any Person held by the Seller as of the Closing Date (collectively, the "**Accounts Receivable**");

2.2.3 Any and all assets of the Seller that relate solely to the operation of the Excluded Businesses, including those assets identified on Schedule 2.2.3; and

2.2.4 All of the stock record books and minute books of the Seller and similar corporate records required by law to be retained by the Seller.

Section 2.3 Obligations and Liabilities Assumed. On the Closing Date, Seller shall assign to Purchaser and Purchaser shall assume from Seller the following obligations and liabilities (the "**Assumed Liabilities**"):

2.3.1 All liabilities and obligations under the Assumed Contracts, but only to the extent such liabilities and obligations under the Assumed Contracts arise after the Closing Date;

2.3.2 All liabilities related to continuation coverage obligations under COBRA with respect to each Employee and each qualifying beneficiary (as defined in Section 4980B(g) of the Code) of an Employee hired by Purchaser for any qualifying event on or after the Closing;

2.3.3 All liabilities for amounts payable for raw material or chemical inventory items ordered by Seller but not paid for by Seller, in the ordinary course on or prior to the Closing Date that are received at the Facility on or after the Closing Date. For the avoidance of doubt, the parties agree that Purchaser shall have no liability for amounts payable under this Section 2.3.3 for any inventory that has already been counted in the Closing Date Inventory Value; and

2.3.4 Any other liability or obligation listed on Schedule 2.3.4.

Section 2.4 Obligations and Liabilities Not Assumed. Except as specifically set forth in Section 2.3 of this Agreement, the Purchaser shall assume no obligations or liabilities of the Seller. The obligations and liabilities not assumed by the Purchaser (the "**Excluded Liabilities**") include the following:

2.4.1 Obligations or liabilities for inter-company debt;

2.4.2 Obligations or liabilities to the extent relating to the Excluded Businesses;

2.4.3 Obligations or liabilities to the extent relating to the Excluded Assets;

2.4.4 Subject to Section 2.3.3, any and all liabilities arising out of or relating to the Seller's construction, ownership or operation of the Facility, or any improvements thereon, including, but subject to Section 5.9 of this Agreement, the wastewater treatment facility, or arising out of or relating to the Seller's leasing, ownership or operation of any real property used in the Business to the extent arising prior to the Closing, including liabilities for: (i) any violation by the Business or failure to comply with any applicable laws, provided that such violation or failure occurred prior to the Closing, (ii) costs or expenses required to investigate, remediate or manage under applicable Environmental Law the presence of Hazardous Substances in, on,

under, transported from or emanating from any real property or personal property currently or formerly owned, leased or operated by the Seller to the extent such Hazardous Substances were present on or before the Closing in violation of applicable Environmental Law, and (iii) any violation of health or safety laws or regulations prior to the Closing;

2.4.5 Liabilities related to continuation coverage obligations under COBRA with respect to each Employee and each qualifying beneficiary (as defined in Section 4980B(g) of the Code) of an Employee that is not hired by Purchaser;

2.4.6 All Taxes of the Seller or any Affiliate, or attributable to the Business or the Assets (including, subject to Section 5.7 of this Agreement, Taxes arising from or with respect to the transactions pursuant to this Agreement), to the extent relating to any period (or portion thereof) ending on or prior to the Closing Date (for this purpose, the Taxes for the period in which the Closing Date occurs that relate to the period ending on the Closing Date shall be considered to be the amount of Taxes for the entire taxable period in which the Closing Date occurs, multiplied by a fraction, the numerator of which is the number of days in the portion of such period ending on the Closing Date and the denominator of which is the number of days in the entire period); and all Losses from the Seller's failure to comply with the requirements of all applicable bulk sale, bulk transfer or similar laws in all jurisdictions in which the Business is or has been conducted and in which the Assets are or have been located, including, but not limited to, the requirement under the Texas Tax Code § 111.020(c) to request and obtain a certificate from the Texas comptroller.

2.4.7 Liabilities relating to current litigation involving the Seller; and

2.4.8 Obligations and/or liabilities not referenced in Section 2.3 of this Agreement.

ARTICLE III
PURCHASE PRICE

Section 3.1 Payment of Purchase Price.

3.1.1 The purchase price for the Assets shall equal Ten Million Eight Hundred Twenty-Five Thousand Dollars ($10,825,000.00) (the "**Base Purchase Price**") adjusted by the Closing Date Inventory Value Adjustment pursuant to Section 3.2 (the "**Final Purchase Price**").

3.1.2 Upon the parties' execution of this Agreement, the Purchaser shall pay to the Seller One Million Five Hundred Thousand Dollars ($1,500,000) (the "**Deposit**") by wire transfer of immediately available funds to a segregated account in the Seller's name designated by the Seller. In the event this Agreement is terminated other than pursuant to the terms of Section 8.1.3 below, the Seller shall, in addition to any and all other rights and remedies which may be available at law or equity, retain the Deposit for its own account. In the event the Closing occurs, the Deposit shall be credited toward payment of the Final Purchase Price.

3.1.3 At Closing, Purchaser shall pay the Base Purchase Price (less the Deposit) to the Seller, or an affiliate of the Seller as the Seller's designee.

Section 3.2 Closing Date Inventory Value Adjustment.

3.2.1 At Closing, the Seller shall deliver a Closing Date Inventory Value Certificate (along with any reasonably necessary supporting documentation) to the Purchaser, certifying the value of certain tangible assets that the Seller is transferring to the Purchaser. Specifically, the Seller shall certify the aggregate value as of the Closing Date of Seller's inventory as of the Closing Date, which shall include all amounts of raw materials or chemical inventory items ordered in the ordinary course on or prior to the Closing Date for which Seller has made payment as of the Closing Date but which amounts have not been received by Seller prior to the Closing Date, of (i) feedstock of a quality appropriate for utilization in the Business; (ii) chemicals required for the operation of the Business; and (iii) finished product (the "**Closing Date Inventory Value**"). In preparing such certificate, Seller shall value all raw material inventories at actual cost and shall value all finished product inventories at $2.90 per gallon.

3.2.2 The Final Purchase Price shall be an amount equal to the Base Purchase Price plus the amount by which the Closing Date Inventory Value exceeds $1,000,000, provided that, in no event shall the Final Purchase Price be increased pursuant to this Section 3.2.2, by an amount exceeding $1,165,000 (i.e., there will be no minimum increase or downward adjustment, and any upward adjustment shall not exceed $1,165,000). The amount of such an increase shall be the "**Closing Date Inventory Value Adjustment.**"

3.2.3 Within two days after the Closing Date, the Seller and the Purchaser shall confirm all inventory volumes (in accordance with the inventory calculation as described in Section 3.2.1). Within 15 days after the Closing Date, the Seller and the Purchaser shall confirm that the values assigned to the inventory in the Closing Date Inventory Value Certificate reflect (a) for the purposes of the feedstock and chemicals, actual cost and (b) for purposes of the finished product, $2.90 per gallon. Within 60 days after the Closing Date, the Purchaser shall make a true-up payment by wire transfer to an account designated by the Seller, as applicable, in the amount of the Closing Date Inventory Value Adjustment, calculated pursuant to Section 3.2.2. All figures and calculations set forth in the Seller's Closing Date Inventory Value Certificate shall be deemed final unless the Purchaser objects within the applicable two (as to volume) or 15 (as to valuation) day period. If the parties are not able to agree on such figures within the appropriate periods, one senior executive of each of Seller and Purchaser shall negotiate, for an additional ten day period, in an attempt to resolve any dispute. After such ten day period, notwithstanding anything to the contrary hereunder, including Section 9.4.3, resolution of disputes shall be subject to remedies that Seller or Purchaser have available at law or otherwise.

Section 3.3 Purchase Price Allocation. The parties agree to allocate the Final Purchase Price and, to the extent they are part of the amount realized for U.S. federal income tax purposes, the Assumed Liabilities, to the Assets prior to Closing, or otherwise as soon thereafter as is reasonably possible. Such allocation shall be in reasonable accordance with the Code. Promptly after the settlement of the Final Purchase Price, if any, pursuant to Section 3.2.3, Seller and Purchaser shall revise such allocation to the extent necessary to reflect any changes to the Final Purchase Price (the "**Allocation Statement**"). Seller and Purchaser agree to be bound by, and to cause their respective Affiliates to be bound by, the Allocation Statement and to act, and to cause their respective Affiliates to act, in accordance with the Allocation Statement in the preparation, filing and audit of any Tax Return and for all Tax and accounting purposes.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES AND RELATED UNDERTAKINGS

Section 4.1 Representations and Warranties of Seller. Except as set forth in the Seller Disclosure Schedule attached hereto, Seller represents and warrants to Purchaser as follows:

4.1.1 Organization and Standing. Seller is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware.

4.1.2 Authorization; Enforceability. The execution, delivery and performance by Seller of this Agreement, and all of the documents and instruments contemplated hereby to which Seller is a party, are within the limited liability company power of Seller and have been duly authorized by all necessary limited liability company action of Seller. This Agreement has been duly executed and delivered by Seller. This Agreement is, and the other documents and instruments required hereby to which Seller is a party will be, when executed and delivered by the parties thereto, the valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms.

4.1.3 No Conflict or Violation. The execution, delivery and performance of this Agreement, and of all of the documents and instruments contemplated hereby to which Seller is a party, by Seller do not and will not: (i) conflict with or result in a breach of Seller's organizational or governing documents, or (ii) violate any Law or Governmental Order to which Seller is a party or by which Seller is bound.

4.1.4 Title to Assets. Seller owns good and valid title to the Assets (other than any real property, which is addressed separately in Section 4.1.12 of this Agreement) free and clear of any Encumbrances except the Permitted Liens.

4.1.5 Sufficiency of Assets. The Assets constitute all of the assets and contract rights used by the Seller and necessary as of the Closing Date for the operation of the Business in the ordinary course consistent with Seller's past practice (excluding the Excluded Assets). This Section 4.1.5 shall not be interpreted as a representation or warranty as to the merchantability, fitness for any particular purpose or functionality of the Assets.

4.1.6 Brokers. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission from Purchaser in connection with the transactions contemplated by this Agreement.

4.1.7 Manufacturing Standard. To the Seller's Knowledge, the Facility is capable of producing, has produced and is producing biodiesel fuel in compliance with ASTM D 6751 as currently in effect. The Facility is capable of processing feedstock with an FFA profile of ten (10%) percent at a rate of 12 gallons per minute. In each month since May, 2007 through the date of Closing, the Facility has produced biodiesel fuel in those amounts set forth on Schedule 4.1.7.

4.1.8 Laboratory. The laboratory at the Facility is capable of testing, evaluating and certifying biodiesel fuel product and the quality of incoming feedstock in accordance with BQ-

9000 certification. The laboratory at the Facility is capable of certifying that biodiesel fuel product meets ASTM Critical Specifications standards (such standards also known as the BQ-9000 Reduced Method).

4.1.9 BQ-9000 Compliance. Seller has applied for BQ-9000 certification with respect to the Facility and, to the Seller's Knowledge, has satisfactorily completed all phases of such certification except for the pending field audit phase.

4.1.10 Employees; Labor and Employment Relations.

(a) Schedule 4.1.10 lists the name and rate of compensation (including customary bonus or incentive compensation) of each officer, employee or agent of the Business as of the date of this Agreement.

(b) Except as described on Schedule 4.1.10, none of the employees of the Business as of the date of this Agreement is covered by any collective bargaining agreement with any trade or labor union, employees' association or similar association. There are no representation elections, arbitration proceedings, labor strikes, showdowns or stoppages, material grievances or other labor troubles pending or, to the Seller's Knowledge, overtly threatened with respect to the employees of the Business.

4.1.11 Seller Benefit Plans. Schedule 4.1.11 lists, to the extent related to the Business, each employee benefit plan, program, agreement, policy or arrangement, including each "employee benefit plan" (as defined in section 3(3) of ERISA), that Seller maintains, is a party to, participates in or has any liability under or with respect.

4.1.12 Real Property. Schedule 4.1.12(a) contains an accurate copy of the vesting deeds for all Owned Real Property. With respect to such Owned Real Property, Seller holds good and marketable title thereto, subject only to Permitted Liens and the matters referred to in the conveyance special warranty deed attached to Schedule 4.1.12(b). Seller neither owns nor occupies any real property in connection with the Business other than the Owned Real Property identified in Schedule 4.1.12(a).

4.1.13 Permits and Licenses. Seller has been duly granted all material permits and material licenses (including environmental permits) required pursuant to applicable law for the conduct of the Business, which such permits and licenses are listed on Schedule 4.1.13. All such material permits and material licenses shall be valid and in full force and effect as of Closing, and Seller is not in breach or violation of, or default under, any such permit or licenses. All books, records, files, correspondence and papers relating to such permits are included in the Assets. A permit or license shall be deemed "material" if the Business or Assets cannot operate in compliance with applicable law without such permit; provided, however, that no permit or license shall be deemed "material" if the process to obtain such license or permit is simply ministerial in nature.

4.1.14 Taxes.

(a) As of the date hereof and as of the Closing Date, (i) all Tax Returns required to be filed with respect to the Seller or the Business have been timely filed; (ii) all Taxes

required to be shown on such Tax Returns or otherwise due have been timely paid; (iii) all such Tax Returns are true, correct, and complete in all material respects; and (iv) no adjustment relating to such Tax Returns has been proposed formally or informally by any Tax authority or Governmental Authority (insofar as relates to the activities or income of the Seller, the Assets, or the Business) and, to the best Knowledge of the Seller, no basis exists for any such adjustment.

(b) There are no pending, or to the Knowledge of the Seller, threatened actions or proceedings for the assessment or collection of any Tax against the Seller (insofar as relates to the activities or income of the Seller, the Assets, or the Business).

(c) There are no Tax Liens on any assets of the Seller or the Business, except for statutory Tax Liens not yet due and payable.

(d) The Seller is not a "foreign person" as defined in section 1445 of the Code.

4.1.15 Environmental Laws.

(a) There are no pending or, to the Seller's Knowledge, threatened material claims by any governmental authority or third party against the Business or the Facility arising under any applicable Environmental Law and pertaining to (i) Hazardous Substances or (ii) the operation of the Business, Assets or Facility.

(b) Neither the Business nor the Facility has received notice of any known or threatened liability pursuant to any judgment, order, injunction, decree or stipulation rendered by a court, administrative agency, arbitral body or Governmental Authority under any Environmental Law (including an obligation to remediate any environmental condition whether caused by the Business or the Facility or any other Person).

(c) The Business and the Facility have delivered or made available to Purchaser true and complete copies of Phase I and, if any, Phase II environmental reports commenced or conducted by or on behalf of the Business or the Facility and copies of all written governmental notices received by them pertaining to conduct of the Business or operation of the Facility under applicable Environmental Laws.

(d) Neither the Business nor the Facility has, and to the Seller's Knowledge, no other party has: (i) generated, recycled, used, treated or stored on, transported to or from, or released or disposed on, the Property any Hazardous Substances, except in compliance with Environmental Laws; or (ii) caused a release of Hazardous Substances on any adjoining or adjacent property, except in compliance with Environmental Laws.

4.1.16 Compliance with Law. To the Seller's Knowledge, neither the Business nor the Facility is presently in material violation of any applicable Environmental Law, health and safety requirements or other legal requirement applicable to the Facility, Assets or the conduct of the Business.

4.1.17 Litigation. There is no action, suit, arbitration, investigation or proceeding pending against, or to the Seller's Knowledge, threatened in writing against the Business or the

Seller that materially affects the Business or the Assets, taken as a whole, before any court or arbitrator or any Governmental Authority or in any manner challenges or seeks rescission of this Agreement, or seeks to prevent, enjoin, alter or materially delay the consummation of the transactions contemplated hereunder.

Section 4.2 Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller the following:

4.2.1 Organization and Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

4.2.2 Authorization; Enforceability. The execution, delivery and performance by Purchaser of this Agreement, and all of the documents and instruments contemplated hereby to which Purchaser is a party, are within the corporate power of Purchaser and have been duly authorized by all necessary corporate action of Purchaser. This Agreement has been duly executed and delivered by Purchaser. This Agreement is, and the other documents and instruments required hereby to which Purchaser is a party will be, when executed and delivered by the parties thereto, the valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms.

4.2.3 No Conflicts or Violation. The execution, delivery and performance of this Agreement, and all of the documents and instruments contemplated hereby to which Purchaser is a party, by Purchaser do not and will not: (i) conflict with or result in a breach of Purchaser's organizational or governing documents or (ii) violate any Law or Governmental Order to which Purchaser is a party or by which Purchaser is bound.

4.2.4 Brokers. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Purchaser who might be entitled to any fee or commission from Seller in connection with the transactions contemplated by this Agreement.

Section 4.3 "AS IS" TRANSACTION. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT SELLER MAKES NO (AND SELLER EXPRESSLY DISCLAIMS AND NEGATES ANY) REPRESENTATIONS OR WARRANTIES OF ANY KIND, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, WITH RESPECT TO THE ASSETS, ASSUMED CONTRACTS OR ASSUMED LIABILITIES OR ANY OTHER MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, INCOME TO BE DERIVED OR EXPENSES TO BE INCURRED IN CONNECTION WITH THE ASSETS, ASSUMED CONTRACTS OR ASSUMED LIABILITIES, THE ENFORCEABILITY, VALIDITY OR SCOPE OF ANY OF THE ASSETS, ASSUMED CONTRACTS OR ASSUMED LIABILITIES, THE VALUE OF THE ASSETS, ASSUMED CONTRACTS OR ASSUMED LIABILITIES, THE TRANSFERABILITY OR ASSIGNABILITY OF THE ASSETS, ASSUMED CONTRACTS OR ASSUMED LIABILITIES, THE TITLE TO THE ASSETS, ASSUMED CONTRACTS OR ASSUMED LIABILITIES, THE MERCHANTABILITY OR FITNESS OF THE ASSETS, ASSUMED CONTRACTS OR ASSUMED LIABILITIES FOR ANY PARTICULAR PURPOSE, OR ANY OTHER MATTER OR THING RELATING TO THE ASSETS,

ASSUMED CONTRACTS OR ASSUMED LIABILITIES. WITHOUT IN ANY WAY LIMITING THE FOREGOING, AND EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, SELLER HEREBY DISCLAIMS ANY WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AS TO ANY OF THE ASSETS, ASSUMED CONTRACTS OR ASSUMED LIABILITIES. PURCHASER FURTHER ACKNOWLEDGES THAT PURCHASER HAS CONDUCTED AN INDEPENDENT INSPECTION AND INVESTIGATION OF THE ASSETS, ASSUMED CONTRACTS OR ASSUMED LIABILITIES AND ALL SUCH OTHER MATTERS RELATING TO OR AFFECTING THE ASSETS, ASSUMED CONTRACTS OR ASSUMED LIABILITIES AS PURCHASER DEEMED NECESSARY OR APPROPRIATE AND THAT IN PROCEEDING WITH ITS ACQUISITION AND ASSUMPTION OF THE ASSETS, ASSUMED CONTRACTS OR ASSUMED LIABILITIES, PURCHASER IS DOING SO BASED ON THE REPRESENTATIONS AND WARRANTIES OF PURCHASER EXPRESSLY SET FORTH HEREIN AND UPON SUCH INDEPENDENT INSPECTIONS AND INVESTIGATIONS. ACCORDINGLY, SUBJECT TO THE TERMS AND CONDITIONS OF THIS AGREEMENT INCLUDING THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH HEREIN, PURCHASER WILL ACCEPT THE ASSETS, ASSUMED CONTRACTS OR ASSUMED LIABILITIES AT THE CLOSING "AS IS," "WHERE IS," AND "WITH ALL FAULTS."

FOR THE AVOIDANCE OF DOUBT, SELLER HEREBY EXPRESSLY DISCLAIMS ANY WARRANTY OR GUARANTEE AS TO THE OPERATION OF OR PRODUCTION FROM THE FACILITY (INCLUDING ANY COMPLIANCE WITH ASTM D 6751 OR OTHER STANDARDS) FROM AND AFTER THE CLOSING DATE. PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT THE REPRESENTATIONS, WARRANTIES AND COVENANTS SET FORTH IN THIS AGREEMENT RELATE SOLELY AND EXCLUSIVELY TO THE SELLER'S PAST OPERATION AND PRODUCTION AND DO NOT, IN ANY WAY, CONSTITUTE A WARRANTY, GUARANTEE OR COVENANT AS TO THE OPERATION OF OR PRODUCTION FROM THE FACILITY FROM AND AFTER THE CLOSING DATE.

ARTICLE V
COVENANTS AND ADDITIONAL AGREEMENTS

Section 5.1 Access to Information; Confidentiality.

5.1.1 Seller and its officers, employees, auditors and other agents shall afford Purchaser and its Affiliates, officers, employees, auditors, representatives and other agents (collectively, "**Purchaser Representatives**") reasonable access during normal business hours and in a manner so as not to interfere with the normal business operations of Seller to the officers, employees, agents, properties, offices, plants and other facilities of Seller applicable to the Business and to all books and records of Seller to the extent applicable to the Business, and Seller shall furnish Purchaser with all financial, operating and other data and information with respect to the Assets as Purchaser, its respective officers, employees or agents may reasonably request.

5.1.2 Until the Closing Date, except as may be required by Law, neither Purchaser nor any of Purchaser Representatives, without the prior written consent of Seller, will disclose to any

third party information concerning Seller that it may have acquired from Seller; provided, however, that Purchaser Representatives may disclose any such information which (i) is or becomes generally available to the public other than as a result of a breach of this Agreement by any Purchaser Representative, (ii) was within the possession of the Purchaser Representatives prior to its being furnished to the Purchaser Representatives by Seller, provided that the source of such information was not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to Seller or any other party or (iii) is or becomes available to the Purchaser Representatives on a non-confidential basis from a source other than Seller, provided that such source was not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Seller or any other party with respect to such information. If the transactions contemplated hereby are not consummated, the Purchaser Representatives will return to Seller or destroy such confidential information. In the event that Purchaser or any Purchaser Representative is required by Law or legal process to disclose all or any part of any such confidential information, Purchaser shall promptly notify Seller of the existence, terms and circumstances surrounding such a request so that Seller may seek an appropriate protective order, at Seller's sole cost and expense, prior to Purchaser's disclosure of such information.

Section 5.2 Notification of Certain Matters. Seller and Purchaser shall give prompt notice to one another of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be materially untrue or inaccurate or (ii) any failure of Seller or Purchaser to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

Section 5.3 Further Action.

5.3.1 Upon the terms and subject to the conditions hereof, each of the parties hereto shall use their commercially reasonable efforts to take or cause to be taken all appropriate actions and to do or cause to be done all things reasonably necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement as promptly as practicable.

5.3.2 Each party hereto agrees to cooperate in obtaining any other consents and approvals that may be required in connection with the transactions contemplated by this Agreement; provided, however, that no party hereto shall be required to compensate any third party to obtain any such consent or approval.

Section 5.4 Litigation. Seller and Purchaser will promptly supply to the other party copies of all litigation or legal proceedings pertaining to the Assets, Assumed Contracts or Assumed Liabilities which may arise subsequent to the execution of this Agreement but prior to the Closing Date and also will advise the other party promptly in writing of any written threat of litigation or other legal proceeding of which it has knowledge which is made between the date of this Agreement and the Closing Date pertaining to the Assets, Assumed Contracts or Assumed Liabilities or Seller's or Purchaser's ability to perform its obligations under this Agreement.

Section 5.5 Filings and Authorizations. Each of Seller and Purchaser, as promptly as practicable, shall (i) make, or cause to be made, all such filings or submissions under Laws applicable to them as may be required for them to consummate the transactions contemplated herein, (ii) use their commercially reasonable efforts to obtain, or cause to be obtained, all authorizations, approvals, consents and waivers from all Persons and Governmental Authorities necessary to be obtained by them in order for them to consummate such transactions and (iii) use their commercially reasonable efforts to take, or cause to be taken, all other actions necessary, proper or advisable in order for them to fulfill their respective obligations hereunder.

Section 5.6 Employees. Seller and Purchaser agree and acknowledge that Seller intends to terminate the employment of all employees associated with the Business (the "**Employees**") as of the Closing and that Purchaser shall not be obligated to offer employment to or hire any of the Employees. If Purchaser chooses in its sole discretion to hire any of the Employees, Seller acknowledges and agrees that Purchaser may, in its sole and absolute discretion, terminate, at any time on or after the Closing Date, any of the Employees. Purchaser shall be responsible for any continuation coverage obligations under COBRA with respect to each Employee and each qualifying beneficiary (as defined in Section 4980B(g) of the Code) of an Employee hired by Purchaser for any qualifying event on or after the Closing. Seller shall remain responsible for any continuation coverage obligations under COBRA with respect to each Employee and each qualifying beneficiary (as defined in Section 4980B(g) of the Code) of an Employee that is not hired by Purchaser.

Section 5.7 Taxes.

5.7.1 Conveyance Taxes. In the event that any Transfer Tax (as defined below) is determined to be payable by virtue of the transactions contemplated by this Agreement (other than recordation, registration or similar fees), each of the Seller and Purchaser will be liable for and will pay one half of the aggregate amount of such Transfer Taxes (as defined below) regardless of which party is liable under applicable law, and Seller and Purchaser will cooperate in good faith in order to timely file all Tax Returns in respect of, and will indemnify and hold harmless the other party against its portion of any and all such conveyance, excise, sales, value added, use, stamp, franchise, property transfer, gains, transfer and similar Taxes, levies, charges and fees (other than recordation, registration or similar fees), if any, together with any interest thereon, penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto (the "**Transfer Taxes**"). The Purchaser will be liable for, will pay and will indemnify and hold harmless the Seller against any recordation, registration or similar fees which become payable in connection with the transactions (including the recordation of any deed) contemplated by this Agreement.

5.7.2 Cooperation on Tax Matters. Each of Seller and Purchaser shall cooperate with each other and with each other's respective agents and Affiliates, accounting firms, and legal counsel, as may be reasonably requested from time to time, in connection with the preparation or audit of any Tax Return(s) and any Tax claim or litigation in respect of the Assets that include whole or partial taxable periods, activities, operations, or events ending on or prior to the Closing Date, which cooperation shall include, but not be limited to, making available documents and employees, if any, capable of providing information or testimony. Without limiting the foregoing, Seller shall use commercially reasonable efforts to assist and cooperate with

Purchaser, as reasonably requested and at Purchaser's expense, in obtaining a Texas Fuels Tax License in Purchaser's name with respect to the Business and the Assets (including preparation of Form AP 133 and any related or successor forms), evidencing Purchaser's exemption from the Texas Fuels Tax as applicable.

5.7.3 Property Taxes. Notwithstanding anything in this Agreement to the contrary, to the extent not already paid, any property Taxes ("Property Taxes") imposed on or with respect to the Assets on a periodic basis relating to a period beginning on or before, and ending after, the Closing Date shall be allocated to the Seller and Purchaser, respectively, in accordance with section 164(d) of the Code. Seller shall pay to Purchaser the amount of such Property Taxes allocated to the Seller pursuant to the preceding sentence no later than ten calendar days after the date such Property Taxes are required to be paid; provided that Purchaser provides Seller with reasonable advance notice of the payment date.

5.7.4 Successor Liability and Bulk Transfer Compliance. Except as otherwise provided herein, Purchaser hereby waives compliance by Seller with the provisions of the bulk sales, bulk transfer, or any similar laws in all jurisdictions in which the Business is or has been conducted in which the Assets are or have been located, including, but not limited to, the requirement under Texas Tax Code § 111.020(c) to request and obtain a certificate from the Texas comptroller (collectively, the "**Bulk Sales Laws**"). The Seller hereby agrees to indemnify and hold the Purchaser harmless from any and all Losses suffered by the Purchaser by reason of the Seller's failure to comply with the Bulk Sales Laws.

Section 5.8 Liens. At or prior to Closing, Seller shall obtain the release of any liens other than Permitted Liens on any of the Assets, including the filing of any termination statements, partial release statements, or amendments to or in respect of all existing uniform commercial code financing statements or any other document, instrument or certificate.

Section 5.9 Completion of Construction. Seller shall remain obligated on and after the Closing to timely complete construction, at Seller's expense, of the wastewater treatment facility at the Owned Real Property substantially in accordance with the plans and specifications described on Exhibit 5.9 (the "**Plans**"). Seller covenants that it shall promptly notify Purchaser of any material change to the Plans of which it becomes aware prior to Closing. Purchaser's sole remedy for claims based on the wastewater treatment facility on the Owned Real Property or the construction thereof shall be to seek indemnification for a breach of this Section 5.9 in accordance with the terms of Article IX hereof.

Section 5.10 Assignment of Construction Documents. Seller will execute and deliver at the request of Purchaser all such further assurances and assignments concerning any claims which Purchaser may have under the construction contracts (including subcontracts) for the Facility or any other improvements to the Owned Real Property (including the wastewater treatment facility) as the Purchaser shall from time to time reasonably require. In the event of any dispute with a third party regarding the construction of the Facility or any other improvements to the Owned Real Property (including the wastewater treatment facility), and upon Purchaser's request, Seller shall give Purchaser access to documents, invoices or evidences of payment in the possession of Seller or its Affiliates to the extent related to such dispute.

Section 5.11 Accounts Receivable. Purchaser covenants that it shall remit to Seller any and all payments received from any Person relating to any Accounts Receivable received by Purchaser from and after the Closing Date. Purchaser shall also direct any Person from whom it receives such payments or any inquiries related to such payments to direct any and all future payments to Seller or Seller's designee.

Section 5.12 Non-Solicitation. Each party agrees, for itself and its Affiliates, that for a period of one (1) year from and after the Closing Date, without the prior consent of the other party, it will not, directly or indirectly, solicit or cause to be solicited, for employment any current management employees of the other party or any of its Affiliates, unless such person responds to a party's or its Affiliate's advertising or other general solicitation for employment or otherwise initiates employment discussions with the Seller or Purchaser, as applicable.

Section 5.13 Non-Compete. Seller, for itself and its Affiliates, agrees that for a period of three (3) years from and after the Closing Date, they will not, directly or indirectly engage in, own, manage, operate, finance, join or control any business that competes with the Business as conducted as of the Closing Date.

Section 5.14 Operation of the Business.

5.14.1 From the date of this Agreement until the Closing Date, Seller will (i) conduct the Business in the ordinary course of business consistent with its past practices; (ii) use commercially reasonable efforts to preserve intact its business organization and relationships with third parties (including licensors, suppliers, distributors and customers) and employees; (iii) maintain its corporate existence in good standing; and (iv) consult with Purchaser prior to taking any action or entering into any transaction not in the ordinary course of business and that may be material to Seller's operations or financial condition.

5.14.2 Without limiting the generality of Section 5.14.1, without the written consent of Purchaser, Seller will not (i) incur any liability except in the ordinary course of business; (ii) default under, or take or fail to take any action that (with or without notice or lapse of time or both) would constitute a material default under any term or provision of any material contract; (iii) create any Encumbrance on any of the Assets; or (iv) merge with any other entity.

5.14.3 In addition, to the extent requested by Purchaser, Seller shall introduce Purchaser to the customers and suppliers of Seller and recommend that they continue doing business with Purchaser after the Closing.

Section 5.15 Update Disclosure Schedule. As of Closing, Seller shall disclose to the Purchaser in writing any information set forth in the Seller Disclosure Schedule that is no longer complete, true or applicable and any information of the nature of that set forth in the Seller Disclosure Schedule that arises after the date hereof and that would have been required to be included in the Seller Disclosure Schedule if such information had been obtained on the date of delivery thereof. Any such supplemental or amended disclosure shall be deemed to have cured any breach of any representation or warranty made in this Agreement for purposes of the indemnifications provided for in Article IX hereof, but will not be deemed to have cured any such breach of representation or warranty made in this Agreement for purposes of determining whether or not the conditions

set forth in Article VI have been satisfied. If prior to the Closing, Purchaser shall have reason to believe that any breach of a representation or warranty of Seller has occurred (other than through notice from Seller), Purchaser shall promptly so notify the Seller, in reasonable detail.

Section 5.16 Fulfillment of Closing Conditions. At and prior to the Closing, each party shall use commercially reasonable efforts to fulfill, and to cause each other to fulfill, as soon as practicable before the Termination Date the conditions specified in Article VI hereof to the extent that the fulfillment of such conditions is within its control.

ARTICLE VI
CONDITIONS TO THE CLOSING

Section 6.1 Conditions to Obligations of Purchaser. The obligations of Purchaser to effect the Closing shall be subject to the prior and/or simultaneous satisfaction or written waiver by Purchaser of each of the following conditions:

6.1.1 Representations and Warranties. The representations and warranties of Seller set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that to the extent such representations and warranties expressly speak as of an earlier date, such representations and warranties shall be true and correct as of such specified date), and Purchaser shall have received a certificate, dated the Closing Date and signed by an officer of Seller, to that effect.

6.1.2 Covenants. Seller shall have performed in all respects all of the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Purchaser shall have received a certificate, dated the Closing Date and signed by an officer of Seller, to that effect.

6.1.3 Closing Deliveries. Seller shall have delivered or caused to be delivered to Purchaser each of the items listed in Section 7.2.

6.1.4 Permits and Licenses; Contracts. Purchaser shall have obtained those permits and licenses identified on Schedule 6.1.4 in Purchaser's name (or transferred by Seller, if transferable).

6.1.5 Minimum Inventory Level. Seller shall have certified to Purchaser that it is transferring a minimum of: (i) 3,000,000 pounds of feedstock of a quality appropriate for utilization in the operation of the Business; (ii) 5,000 gallons of Sodium Methylate; (iii) 50,000 gallons of Methanol; and (iv) 120,000 gallons of finished product.

6.1.6 No Termination. This Agreement shall not have been terminated pursuant to Section 8.1.

Section 6.2 Conditions to Obligations of Seller. The obligations of Seller to effect the Closing shall be subject to the prior and/or simultaneous satisfaction or written waiver by Seller of each of the following conditions:

6.2.1 Representations and Warranties. The representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that to the extent such representations and warranties expressly speak as of an earlier date, such representations and warranties shall be true and correct as of such specified date), and Seller shall have received a certificate, dated the Closing Date and signed by an officer of Purchaser, to that effect.

6.2.2 Covenants. Purchaser shall have performed in all respects all of the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Seller shall have received a certificate, dated the Closing Date and signed by an officer of Purchaser, to that effect.

6.2.3 Closing Deliveries. Purchaser shall have delivered or caused to be delivered to Seller each of the items listed in Section 7.3.

6.2.4 No Termination. This Agreement shall not have been terminated pursuant to Section 8.1.

ARTICLE VII
CLOSING

Section 7.1 Closing. The closing of the transactions contemplated in this Agreement (the "**Closing**") shall take place at the offices of Hunton & Williams LLP located at 951 East Byrd Street, Riverfront Plaza - East Tower, Richmond, Virginia 23219 (or at such other place as the parties may designate in writing) at 10:00 a.m. (Eastern) on (i) the third Business Day after the satisfaction or waiver of the last of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) or (ii) at such later date as shall be mutually agreed to by the parties (the "**Closing Date**"), which is no later than April 15, 2008 (the "**Final Closing Date**"); provided, however, that if the condition set forth in Section 6.1.4 hereof is the sole condition to closing not capable of being satisfied as of such date, the Final Closing Date shall be no later than May 30, 2008.

Section 7.2 Documents to be Delivered at Closing by Seller. At the Closing, Seller shall properly execute (if necessary) and deliver (or cause to be delivered) to Purchaser:

7.2.1 A Secretary's Certificate in customary form.

7.2.2 A Bill of Sale, duly executed by Seller.

7.2.3 A special warranty deed, in the form attached to Schedule 4.1.12(b), for the Owned Real Property, duly executed by Seller.

7.2.4 If Purchaser obtains an Owner's Policy of Title Insurance at Closing with respect to the Owned Real Property, a title affidavit for the Owned Real Property, duly executed on behalf of Seller, which includes a certification signed on behalf of Seller indicating that no work has been performed or materials supplied to the Owned Real Property on behalf of Seller within

the 90-day period preceding the Closing for which payment has not been made or, if the payment therefor is not an Assumed Liability, will not be made in the ordinary course of business; or in the event that Purchaser does not obtain an Owner's Policy of Title Insurance at Closing with respect to the Owned Real Property, a certification to Purchaser signed on behalf of Seller indicating that no work has been performed or materials supplied to the Owned Real Property on behalf of Seller within the 90-day period preceding the Closing for which payment has not been made or, if the payment therefor is not an Assumed Liability, will not be made in the ordinary course of business;

7.2.5 An Assignment and Assumption Agreement with respect to the Assumed Contracts and Assumed Liabilities, duly executed by Seller.

7.2.6 A cross-receipt for (i) the Final Purchase Price paid by Purchaser to Seller at the Closing and (ii) the Assets, Assumed Contracts and Assumed Liabilities purchased and assumed by Purchaser at Closing.

7.2.7 A certificate of an officer of Seller referred to in Sections 6.1.1 and 6.1.2.

7.2.8 A duly executed certificate (the "**FIRPTA Certificate**") of Seller's non-foreign status in the form and manner that complies with section 1445 of the Code.

7.2.9 Such other documents and instruments as are contemplated in this Agreement or as Purchaser or Purchaser's counsel may reasonably request in order to evidence or consummate the transactions contemplated by this Agreement or to effectuate the purpose or intent of this Agreement.

Section 7.3 Documents to be Delivered at Closing by Purchaser. At the Closing, Purchaser shall properly execute (if necessary) and deliver (or caused to be delivered) to Seller:

7.3.1 A Secretary's Certificate in customary form.

7.3.2 The Final Purchase Price in accordance with Section 3.1 of this Agreement.

7.3.3 An Assignment and Assumption Agreement with respect to the Assumed Contracts and Assumed Liabilities, duly executed by Purchaser.

7.3.4 A cross-receipt for (i) the Final Purchase Price paid by Purchaser to Seller at the Closing and (ii) the Assets, Assumed Contracts and Assumed Liabilities purchased and assumed by Purchaser at Closing.

7.3.5 A certificate of an officer of Purchaser referred to in Sections 6.2.1 and 6.2.2.

7.3.6 Such other documents and instruments as are contemplated in this Agreement or as Seller or Seller's counsel may reasonably request in order to evidence or consummate the transactions contemplated in this Agreement or to effectuate the purpose or intent of this Agreement.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

8.1.1 by Purchaser or Seller if the Closing shall not have occurred on or before the Final Closing Date, (provided that the right to terminate this Agreement under this Section 8.1.1 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or has resulted in, the failure of the Closing to occur on or before such date);

8.1.2 by mutual written consent of Purchaser and Seller;

8.1.3 by Purchaser if there is a material breach by Seller of any representation, warranty or covenant of Seller under this Agreement and Seller is unable or shall fail or refuse to cure such breach within 30 days after written notice from Purchaser specifying such breach; and

8.1.4 by Seller if there is a material breach by Purchaser of any representation, warranty or covenant of Purchaser under this Agreement and Purchaser is unable or shall fail or refuse to cure such breach within thirty 30 days after written notice from Seller specifying such breach.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1 hereof, subject to the provisions of Section 3.1.2 above, this Agreement shall become void and have no effect and there shall be no liability on the part of any party hereto or its Affiliates, directors, officers, stockholders, members or agents; provided, however, that, if this Agreement is terminated because of a breach of this Agreement by the non-terminating party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the non-terminating party's failure to comply with its obligations under this Agreement, then the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE IX
INDEMNIFICATION

Section 9.1 Indemnification of Purchaser by Seller. Seller shall indemnify and hold Purchaser and its Affiliates harmless against and in respect of any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind, including reasonable attorneys' fees and other legal costs and expenses (hereinafter referred to collectively as "**Losses**"), that Purchaser or any of its Affiliates may at any time suffer or incur, or become subject to, as a result of or in connection with (i) the Excluded Assets, (ii) the Excluded Liabilities, (iii) the Employees' employment with the Seller, (iv) the Permitted Liens or (v) any misrepresentation, breach of warranty or non-fulfillment of any covenant or agreement on the part of Seller under this Agreement, or any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to Purchaser hereunder.

Section 9.2 Indemnification of Seller by Purchaser. Purchaser shall indemnify and hold Seller and its Affiliates harmless against and in respect of any and all Losses that Seller or any of its affiliates may at any time suffer or incur, or become subject to, as a result of or in connection with, (i) the Assumed Liabilities, (ii) any misrepresentation, breach of warranty or non-fulfillment of any covenant or agreement on the part of Purchaser under this Agreement, or any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to Seller hereunder; and (iii) claims by third parties (including governmental authorities) relating to the operation and ownership of the Assets and the conduct of the Business from and after the Closing Date.

Section 9.3 Indemnification Procedures.

9.3.1 For the purposes of this Section 9.3, the term "Indemnitee" shall refer to the person indemnified, or entitled, or claiming to be entitled to be indemnified, pursuant to the provisions of Section 9.1 or Section 9.2, as the case may be; and the term "Indemnitor" shall refer to the person having the obligation to indemnify pursuant to such provisions.

9.3.2 An Indemnitee shall give written notice (a "**Notice of Claim**") to the Indemnitor promptly after the Indemnitee has knowledge of any claim (including a Third Party Claim, as hereinafter defined) which an Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement. No failure to give such Notice of Claim shall affect the indemnification obligations of the Indemnitor hereunder, except to the extent such failure materially prejudiced such Indemnitor's ability to successfully defend the matter giving rise to the claim. The Notice of Claim shall state the nature of the claim and the amount of the Losses, if known, and refer to the provisions of this Agreement in respect to which such right of indemnification is claimed or arises.

9.3.3 The obligations and liabilities of an Indemnitor under this Article IX with respect to Losses arising from claims of any third party that are subject to the indemnification provisions provided for in this Section 9.3 ("**Third Party Claims**") shall be governed by and contingent upon the additional terms and conditions set forth in this Section 9.3.3. The Indemnitor shall, within 15 days of receipt of the notice of a Third Party Claim shall notify the Indemnitee whether the Third Party Claim is covered by the indemnity provisions of this Section 9.3 and whether Indemnitor will assume and control the defense of such Third Party Claim at its expense and through counsel of its choice (which counsel shall be reasonably satisfactory to the Indemnitee). Notwithstanding the foregoing, the Indemnitor shall not be entitled to assume and control the defense of a Third Party Claim if the Indemnitor is also a party to the claim and the Indemnitee reasonably determines in good faith that joint representation would be inappropriate under the circumstances. In the event the Indemnitor exercises its right to undertake the defense against any such Third Party Claim as provided above, the Indemnitee shall cooperate with the Indemnitor in such defense and make available to the Indemnitor all witnesses, pertinent records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitor and the Indemnitee may participate by its own counsel and at its own expense in defense of such Third Party Claim. Similarly, in the event the Indemnitee is conducting the defense against any such Third Party Claim, the Indemnitor shall cooperate with the Indemnitee in such defense and make available to it all such witnesses, records, materials and information in its possession or under its control relating thereto as is reasonably required by the

Indemnitee and the Indemnitor may participate by its own counsel and at its own expense in the defense of such third party action.

9.3.4 A claim for indemnification for any matter not involving a Third Party Claim shall be asserted by notice by the Indemnitee to the Indemnitor as provided in Section 9.3.2 above.

Section 9.4 Limitations.

9.4.1 Cap. The maximum aggregate liability of Seller for indemnification obligations under Section 9.1 of this Agreement shall in no event exceed $750,000 (the "**Cap**"); provided however that the Cap shall not apply to any claims attributable to Permitted Liens, Seller's portion of any Transfer Taxes, Excluded Liabilities or liabilities for the Seller's obligations under Section 5.9 hereof.

9.4.2 Basket. Purchaser shall not be entitled to indemnification under Section 9.1 of this Agreement unless and only to the extent that the amount of all Losses suffered or incurred by Purchaser exceeds $50,000 (the "**Basket**") in the aggregate for all claims for which indemnity is sought under such Section; provided however that the Basket shall not apply to any claims attributable to Permitted Liens, Seller's portion of any Transfer Taxes, Excluded Liabilities or liabilities for the Seller's obligations under Section 5.9 hereof.

9.4.3 Sole Remedy. Except in the case of disputes under Section 3.2.3, or in the case of fraud under applicable state statutory and common law, each party agrees that its sole remedy in respect to this Agreement and the transactions contemplated hereunder, including in respect to any breach or alleged breach of warranty, representation or covenant, shall be limited to indemnification pursuant to this Article IX.

9.4.4 Net Recovery. The amount to which an Indemnitee may become entitled hereunder shall be net of any recovery (whether by way of payment, discount, credit, set-off, or counter-claim) actually received from a third party (including any insurer) in respect of such claim. Any such recovery shall promptly be repaid by the Indemnitee to the Indemnitor, less all reasonable costs, charges and expenses incurred by the Indemnitee in obtaining such recovery from the third party.

9.4.5 Mitigation. The Indemnitee will use commercially reasonable efforts to mitigate the losses, costs, expenses and damages to which it may become entitled to indemnification hereunder; *provided, however*, that the failure to mitigate will not relieve the Indemnitor from any obligation under this Article IX, except to the extent such failure actually and materially prejudices the Indemnitor.

9.4.6 Limitation of Damages. Except in the case of fraud under applicable statutory or common law, Seller shall in no event be liable for consequential damages, or for incidental, indirect, special, punitive, exemplary or similar damages or losses (which, for the avoidance of doubt, shall include any claimed damages or losses based on the loss of or failure to qualify for federal tax credits).

9.4.7 Time Limitations. Seller has no obligation to indemnify Purchaser under Section 9.1 hereof unless a written indemnification claim is furnished by Purchaser to Seller within eighteen (18) months after Closing; provided however, that Seller shall indemnify Purchaser for any breach of the covenants in Section 5.7 until the end of the applicable Tax statute of limitation, plus 60 days, and at any time, in the case of any claim or suit based solely on Excluded Liabilities.

ARTICLE X
MISCELLANEOUS

Section 10.1 Survival. Except as expressly provided herein and except for Article IX, none of the representations, warranties, covenants and agreements of the parties contained in this Agreement or in any certificate or other document delivered by the parties prior to or at the Closing shall survive the Closing.

Section 10.2 Expenses. Seller and Purchaser shall each bear the expenses incurred by them in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated in this Agreement.

Section 10.3 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Texas, without regard to conflicts of laws principles.

Section 10.4 Consent to Jurisdiction. Seller and Purchaser hereby irrevocably submit to the exclusive jurisdiction of any United States federal court sitting in Texas or Texas state court with respect to any action or proceeding arising out of or relating to this Agreement, and Seller and Purchaser hereby irrevocably agree that all claims in respect to such action or proceeding shall be heard and determined in any such court and irrevocably waive any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such court or that such court is an inconvenient forum.

Section 10.5 Waiver of Jury Trial. Seller and Purchaser waive any right to a trial by jury in any action or proceeding to enforce or defend any right under this Agreement, any related agreement or any amendment, instrument, document or agreement delivered, or which may in the future be delivered, in connection with this Agreement or any related agreement and agree that any action shall be tried before a court and not before a jury.

Section 10.6 Notices. All communications, notices and disclosures required or permitted by this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by messenger or one Business Day after having been sent by overnight delivery service, or three Business Days after the date when mailed by registered or certified United States mail, postage prepaid, return receipt requested, or when received via telecopy, telex or other electronic transmission, in all cases addressed to the person for whom it is intended at his address set forth below or to such other address as a party shall have designated by notice in writing to the other party.

10.6.1 If to the Purchaser:

Beacon Energy Corp.
186 North Avenue East
1st Floor
Cranford, NJ 07016
Attention: Dylan K. Remley, President & CEO
Facsimile No.: (908) 497-1097

with a copy to:

Robinson & Cole LLP
One Boston Place
Boston, MA 02108
Attention: Kathleen M. Porter
Facsimile No.: (617) 557-5999

10.6.2 If to the Seller:

Smithfield Bioenergy LLC
c/o Smithfield Foods, Inc.
200 Commerce Street,
Executive Office Building
Smithfield, VA 23430
Attention: Michael D. Flemming, Vice President and
Senior Counsel, Smithfield Foods, Inc.
Facsimile No.: (757) 635-3018

with a copy to:

Hunton & Williams LLP
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, VA 23219
Attention: Gary E. Thompson
Facsimile No.: (804) 788-8218

Section 10.7 Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

Section 10.8 No Assignment; Benefit to Third Parties.

10.8.1 No party may assign its rights and obligations under this Agreement without the prior written consent of the other party, except that Purchaser may assign all or any of its rights and obligations hereunder to any Affiliate of Purchaser upon the execution of a written instrument whereby any such assignee agrees to assume all of the assignor's obligations hereunder and be bound by all the terms and conditions of this Agreement; provided further that any such assignment shall not relieve the Purchaser of its obligations hereunder. This Agreement

shall be binding on and inure to the benefit of the parties and their respective successors and permitted assigns.

10.8.2 The terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their respective successors and permitted assigns and are not intended to, and shall not, confer third-party beneficiary rights upon any other Person.

Section 10.9 Entire Agreement. This Agreement, including the Exhibits and the Schedules attached to it, together with that certain Confidentiality Agreement, dated October 16, 2007, by and between Seller and Purchaser (which is hereby incorporated herein), is and shall be deemed to be the complete and final expression of the agreement between the parties as to the matters contained in and related to this Agreement and supersedes any previous agreements between the parties pertaining to such matters between the parties hereto.

Section 10.10 Public Disclosure. No press release or public announcement related to this Agreement or the transactions contemplated hereby shall be issued or made without the joint approval of the Seller and Purchaser, unless required by applicable law, in which case, to the extent practicable, the Seller and Purchaser shall have the right to review such press release or announcement prior to publication.

Section 10.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall be considered one and the same agreement.

Section 10.12 Waiver. At any time prior to the Closing Date, any party hereto may (ii) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any such rights. The waiver by any party of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent or similar breach.

Section 10.13 Amendment. This Agreement may only be amended by written agreement executed by each of the parties hereto.

Section 10.14 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof, and this Agreement shall be interpreted so as to most fully give effect to its terms and still be valid and enforceable; provided, however, that any provision altered pursuant to this Section 10.14 shall not result in a material adverse impairment of the rights or obligations of any party hereto.

Section 10.15 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity permitted by this Agreement.

Section 10.16 Further Assurances. From time to time after the Closing Date, at either party's request and without further consideration, the non-requesting party shall execute and deliver or cause to be executed and delivered such further instruments of conveyance, assignment and transfer and shall take such other action as the requesting party may reasonably request in order more effectively to convey, transfer, reduce to possession or record title to any of the Assets purchased pursuant to this Agreement. At either party's request, the non-requesting party shall cooperate and use its commercially reasonable efforts to have its officers, employees and agents cooperate with the requesting party on or after the Closing Date by furnishing and providing access to information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes involving the requesting party and which are based on contracts, leases, arrangements or acts of the non-requesting party which were in effect or occurred on or prior to the Closing Date.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized representatives as of the date first above written.

SMITHFIELD BIOENERGY LLC

By: Michael D. Flemming
Name: Michael D. Flemming
Title: Manager

BEACON ENERGY CORP.

By:__________________________
Name:__________________________
Title:__________________________

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized representatives as of the date first above written.

SMITHFIELD BIOENERGY LLC

By:_________________________
Name:_______________________
Title:________________________

BEACON ENERGY CORP.

By: Carlos E. Agüero
Name: CARLOS E. Aguero
Title: Chairman

GUARANTEE BY SMITHFIELD FOODS, INC.

By its signature below, Smithfield Foods, Inc. ("Parent") hereby unconditionally and absolutely guarantees to Purchaser the full and prompt performance of all obligations of Seller under this Agreement and the agreements ancillary thereto. Parent's guarantee shall be a primary obligation and Purchaser may proceed, with respect to any of the obligations of Seller under this Agreement and the agreements ancillary thereto, against Parent without any proceeding or action against Seller. This is an absolute and unconditional and continuing guaranty of payment and performance of Seller's obligations under the Agreement and not of collection.

The execution, delivery and performance by Parent of this Guaranty is within the corporate power of Parent and have been duly authorized by all necessary corporate action of Parent.

Parent hereby waives, to the fullest extent permitted by law presentment, demand, protest, diligence, notice of demand, notice of protest, notice of dishonor, notice of nonperformance, notice of non-payment, notice of acceptance and all other notices and other formalities which may be required by statute, rule of law or otherwise to preserve intact Purchaser's rights against Parent under this guaranty. Parent, however, reserves the right to assert defenses which Seller may have to the payment of any obligation other than defenses (a) arising from the bankruptcy, dissolution or insolvency of the Seller or (b) based on (1) the limited liability status of Seller, (2) the power and authority of Seller to enter into the Agreement or (3) the legality, validity and enforceability of Seller's obligation under this Agreement (except to the extent relating to any action taken or omitted to be taken by Purchaser or its Affiliates).

Without limiting the generality of the foregoing, Parent agrees that Parent shall have no right of subrogation or reimbursement against the Seller, unless and until all amounts due Purchaser under the Agreement have been satisfied in full and Purchaser has released Seller and Parent. Without limiting the generality of the foregoing, Parent further waives, to the fullest extent permissible by law all rights and defenses arising out of an election of remedies by Purchaser, even though that election of remedies destroys or in any way impairs any or all of the subrogation rights of Parent or the right of Parent to proceed against Seller for reimbursement.

SMITHFIELD FOODS, INC., a Virginia corporation

By: [signature]
Name: Cory J Dubois
Its: VP + CFO